UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2015

ONCOGENEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-80623	95-4343413
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19820 North Creek Parkway Bothell, Washington		98011
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 686-1500

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2015, Oncogenex Technologies Inc., a wholly owned subsidiary of OncoGenex Pharmaceuticals, Inc. (the “Company”), entered into a Termination Agreement (the “Termination Agreement”) with Teva Pharmaceutical Industries Ltd. (“Teva”), pursuant to which the Company and Teva agreed to terminate the Collaboration and License Agreement between the Company and Teva, dated December 20, 2009, as amended as of March 6, 2012 (the “Collaboration Agreement”). The Collaboration Agreement was entered into for the development and commercialization of custirsen, an investigational compound currently being evaluated in Phase 3 clinical development as a treatment for prostate and lung cancers.

Pursuant to the Termination Agreement, Teva agreed to pay to the Company, as advanced reimbursement for certain continuing research and development activities related to custirsen and certain other antisense inhibitors of clusterin, an amount equal to $27 million less approximately $3.8 million, which reduction represents a hold-back amount of $3 million and certain third-party expenses incurred by Teva between January 1, 2015 and April 24, 2015 (the “Closing Date”). Teva will be entitled to deduct from the $3 million hold-back certain costs incurred after January 1, 2015 that may arise after the Closing Date. Teva will pay the Company (i) one-half of the then remaining hold-back amount six months after the Closing Date, (ii) one-half of the then remaining hold-back amount nine months after the Closing Date and (iii) the entire then remaining hold-back amount 12 months after the Closing Date.

Teva will be responsible for expenses related to custirsen incurred pursuant to the Collaboration Agreement through December 31, 2014. The Company will be responsible for any such expenses incurred from and after January 1, 2015. The Company does not owe any development milestone payments or royalty payments on sales of custirsen, if any.

All licenses granted by the Company to Teva under the Collaboration Agreement were terminated as of the Closing Date. In addition, Teva assigned to the Company certain patent applications related to custirsen and abandoned certain other patent applications as requested by the Company. Furthermore, Teva granted to the Company and its affiliates an exclusive license (except as to Teva and its affiliates) to any know-how created under and during the term of the Collaboration Agreement to develop, manufacture and commercialize custirsen and certain other antisense inhibitors of clusterin, as set forth in more detail in the Termination Agreement. Teva additionally granted to the Company and its affiliates a non-exclusive license to any intellectual property owned by or licensed to Teva and its affiliates, whether as of the Closing Date or thereafter, to develop, manufacture and commercialize custirsen, subject to certain limitations. Teva also agreed not to challenge the patentability, validity or enforceability of certain of the Company’s patents, and agreed not to file any patent applications covering custirsen or any antisense inhibitor of clusterin for 18 months after the Closing Date.

In accordance with the Termination Agreement, Teva transferred certain third-party agreements for the ENSPIRIT study and custirsen development activities to the Company on the Closing Date. If any additional historical third-party agreements are discovered after the Closing Date and are used to conduct the ENSPIRIT study, then Teva will use commercially reasonable effort to assign such agreements to the Company and will be responsible for any costs invoiced under such agreements in excess of an aggregate of $100,000. The Company will be responsible for the initial $100,000 of costs under such agreements.

As part of the termination, Teva will assign the investigational new drug application for custirsen and submit amendments, on a country-by-country basis, transferring sponsorship of the ENSPIRIT study to the Company. The Company will submit an amendment to the protocol of the ENSPIRIT study on a country-by-country basis as it becomes the sponsor in the applicable country. In the event the Company elected to terminate the ENSPIRIT study, it would require Teva’s consent prior to the Company becoming the sponsor in all jurisdictions. However, if the drug monitoring safety committee recommends that the ENSPIRIT study be terminated for safety or futility reasons, prior to transfer of all jurisdictions, then the Company will terminate the study in jurisdictions where it is the sponsor and Teva will terminate the study in jurisdictions where it is the sponsor.

The Company and Teva released each other from all claims related to the Collaboration Agreement. In addition, the Company agreed to indemnify Teva and its affiliates against any third-party claims attributable to the development and commercialization of custirsen prior to the execution of the Collaboration Agreement and after the Closing Date, and any third-party claims attributable to the conduct of the AFFINITY study. Teva agreed to indemnify the Company and its affiliates against any third-party claims attributable to the development of custirsen during the period between the execution of the Collaboration agreement and the Closing Date, but excluding the AFFINITY study. The parties’ indemnity obligations cover, among other things, third-party claims brought by current or former patients in the relevant studies and patient product liability claims.

Item 1.02 Termination of a Material Definitive Agreement.

See the information provided under Item 1.01.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release announcing its entry into the Termination Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference. The information in this Item 7.01 of Current Report on Form 8-K, as well as Exhibit 99.1, shall not be treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Title or Description

99.1	Press Release issued by OncoGenex Pharmaceuticals, Inc. dated April 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC.

Date: April 27, 2015	/s/ Scott Cormack
Scott Cormack President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press Release issued by OncoGenex Pharmaceuticals, Inc. dated April 27, 2015

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